CHUCK LILLIS PRESENTATION

SLIDE
U S WEST MEDIA GROUP:
Chuck Lillis, CEO
ASSOCIATED THOUGHTS
Thank you, Dick.
It's nice to have the opportunity to tell you about U S WEST Media Group.
* We have an exciting story. It's a story about enormous growth opportunity on a global basis.
* I'll be telling you about our strategy, our businesses, and our shareholder value focus over the next 30-40 minutes.
* But first, I'd like to introduce the key Media Group executives who'll join me in telling you about our group.
-  Tom Pardun
-  Jan Peters
-  Steve Boyd
-  Gary Ames
-  Doug Holmes
We've been implementing our strategy now for more than three years and have:
-  Established a record of value creation,
-  Operating integrity, and
-  A clear focus on being highly competitive in three lines of business
I want to focus my comments on why you should be excited about the Media
Group.
SLIDE
* SOUND STRATEGY
* EXCEPTIONAL BUSINESSES
* VALUE FOCUSED
ASSOCIATED THOUGHTS
* We have a clear and proven strategy
* A tremendous set of businesses
  A management team and operating philosophy focused exclusively on shareholder wealth creation.
SLIDE
Emerging networked world
ASSOCIATED THOUGHTS
First, I'd like to talk about our strategy.
The foundation of our strategy is a belief that communication and commerce will continue migrating from other mediums to electronic networks.
This is a global phenomenon.
* In emerging markets, we see a growing demand for basic telephone service (wired and wireless) to allow people to communicate more easily and frequently. I'm really excited about some of our ventures in some of these countries, especially Malaysia and Indonesia.
* In more developed markets such as the US and UK, we're seeing strong growth in usage of communications and data networks as people use them for communication, commerce, education and entertainment.
SLIDE
MIGRATION TO ELECTRONIC MARKETS:
* GLOBAL PHENOMENON
* SUPPORTED BY MARKET TRENDS
ASSOCIATED THOUGHTS
Over time, we will begin to see networks displace other distribution channels, such as video stores, postal service and traditional retailing.
All around us, we see evidence this shift already is occurring:
* The home shopping market is a $63 billion industry, having experienced annual growth exceeding 15% a year since 1987.
* The percentage of entertainment dollars spent at home has grown from 40% in 1981 to nearly 70% today.
* Subscription to on-line services increased 37% during the first six months of this year alone.
* Even the most customer-unfriendly bundle - the Internet - continues to attract new users in record numbers. The number of people using the Internet is now growing at 10% a month.
* And we believe that growth in usage of networks will accelerate as network functionality improves.
We could talk more about the technology and consumer trends supporting this, but I think this is well understood and accepted by knowledgeable observers. Those are the beliefs forming the foundation of our strategy. Simply put, electronic networks increasingly will be the preferred conduit of commerce and communication while local packaging of services is desired by the market.

SLIDE
SOUND STRATEGY...
SUPPLYING A VITAL LINK
* LOCAL MARKETS
* GLOBAL
* PACKAGES
* THREE LINES OF BUSINESS
   -- CABLE/TELEPHONY
   -- WIRELESS
   -- DIRECTORY/ INFORMATION SERVICES
ASSOCIATED THOUGHTS
So how are we going to exploit these broad trends?
Already, large and small players are staking out different positions.
[* Content (Disney)
* Global communications transporters (AT&T)
* Enabling hardware (Hewlett-Packard)
* Enabling software (Microsoft) ]
All these players provide critical pieces.
While we may selectively participate in other portions of the value chain, Media Group is focused on providing the appropriate local connections and then integrating market-based service offerings for end users.
We do this in local markets around the world.
* Our interest is providing the local connections by which customers access their world and by which the world access these customers.
* This means there are business activities we won't engage in. For example, we won't focus on developing global transport markets.
* As markets develop, we believe packages of services will be an important competitive advantage.
* We have developed this packaging notion the furthest in the UK where we package telephony and video today and are exploring ways of integrating our wireless and directory into other markets where appropriate.
We execute this local connections and packaging strategy through three lines of business:
* Cable/telephony
* Wireless
* Directory and information services
These businesses build off our core competencies.
We operate these same lines of businesses in markets worldwide.

SLIDE
EXCEPTIONAL BUSINESSES
ASSOCIATED THOUGHTS
Since we began executing this strategy more than three years ago, we have developed a group of truly exceptional businesses.
Let me just quickly highlight those businesses and then take you through each of them in detail.
Cable/Telephony:
* As you look at that list of cable/telephony properties, we believe these are the best positioned cable properties in the world and have and will continue to create tremendous value for our shareholders.
* In addition, we have exceptional links to content through TWE.
Wireless:
* Each of our wireless businesses is positioned to ensure our competitiveness in this high growth market.
* We believe these businesses will create tremendous value for our shareholders. In particular, we're just about to the point in development of One-2-One that more and more people will recognize the value of this business.
Directory:
* Extremely attractive business with phenomenal financial characteristics.
* Least understood part of our business.
* After I give you some details about it, I think you will agree with me that there is a lot of hidden value in this business today
SLIDE
FINANCIALS SLIDE
ASSOCIATED THOUGHTS
For those of you who haven't studied the proxy in detail, let me just give you a quick overview of what these businesses look like financially today.
These, by the way, are proportionate numbers for the last 12 months.
* You can see the relative size of these lines of business and the split between domestic and international.
Let me talk more about each of the three lines of business, beginning with our cable/telephony business.
SLIDE
EXCEPTIONAL BUSINESS:
(WITH CABLE HIGHLIGHTED)

ASSOCIATED THOUGHTS
In a detailed assessment 3 or 4 years ago, we concluded that cable networks provide a unique platform to meet the needs of the emerging network-intensive market.
First, they provide the right infrastructure upon which to compete:
* Capabilities
- Provides the capacity necessary for an expansive service offering delivered at high speed on a fully interactive basis.
- It is the only platform today that allows for true integration of voice/video and data services
* Speed to market
- The network can be upgraded to offer full interactive capabilities faster than any competitive offering.
-- We have been pointing to this speed to market advantage for some time, and now you see telephone operators developing wireless solutions to try and address this disadvantage.
- This first to market advantage provides a distribution position, brand awareness and customer relationships.
* Competitively cost advantaged
- No other existing or new network can be implemented to deliver an equivalent level of functionality at a lower cost.
In addition to this strong infrastructure position, the economic characteristics of the cable network also are very attractive.
This attraction is based on the fact that that for a relatively small fixed investment - $150 per home passed - the cable network can be upgraded to provide 750 MHz of capacity. Further enhancement of the cable network to provide additional services such as telephony, high speed data transmission and interactive multimedia services can be done on a variable cost basis. Economically, this creates tremendous leverage on the fixed network investment.
SLIDE
MULTIMEDIA CHART TARGET MARKET AND TELCO CHART
ASSOCIATED THOUGHTS
Let me show you specifically what this can mean for our cable businesses.
* The increased capacity allows for new video services like enhanced pay per view, new product tiers and advertising revenue.
* We believe these services can generate an additional $7 per customer each month with very high incremental margins. [EPPV - impulse ordering doubles buy rates, 15-minute start times increase buy rates by 130%]
* These enhanced services also stimulate cable penetration by making the product more attractive to consumers.
* Upgrading the network also significantly increases the quality and reliability of the network while reducing maintenance costs.
* So investing $150 in the network for increasing capacity is very attractive investment in its own right. It also provides the basis to offer new service categories. For example:
- You can now add high speed data services for a cost of $500 per subscriber, of which 90% is variable - a cost which is falling rapidly. These new services can boost total revenue by 10% or more at very attractive incremental margins.
- Furthermore, you can add residential telephony customers for $700 per telephony subscriber, a cost which is dropping rapidly and which is 80% variable. Each telephony subscriber produces approximately $45 per month in revenue with 45-50% operating cash flow margins. Given these numbers, you need to capture less than 5% of the telephony market to break even. With a market share of 15-20% you earn returns in the neighborhood of 25%.
- The combination of these services can increase average revenue per customer by more than 50% without counting a single dollar of interactive multimedia services like those being tested in Orlando.
Adding these enhanced services and product tiers increases the cash generation of the fixed investment while lowering the inherent risk in the business.
This materially increases the risk-adjusted returns on cable properties.
So now you should understand why we are so bullish on cable networks.
SLIDE
CABLE IMPERATIVES
ASSOCIATED THOUGHTS
These characteristics drive our operating and strategic imperatives in this business.
* Exploit infrastructure advantages of bandwidth, interactivity, time to market and cost
* Maximize new services such as EPPV, product tiers, and advertising
* Introduce high quality telco and data services
* Target customers carefully.

SLIDE
CABLE BUSINESS STATISTICS
ASSOCIATED THOUGHTS
We've already captured, arguably, the best cable positions in the world.
These businesses are performing very well and are optimally positioned to exploit these opportunities.
As you can see from the chart:
* In Atlanta, we are growing at twice the industry average.
* Our Atlanta properties also are only 58% penetrated, providing ample opportunity to continue this growth trend.
* In Atlanta, we also are producing some of the highest revenue and operating cash flow per subscriber results in the business.
* Meanwhile, our Time Warner markets also continue outpacing the industry average.
SLIDE
INDUSTRY LEADER:  IDEAL MARKET POSITIONS
ASSOCIATED THOUGHTS
In addition to this strong current performance these businesses are optimally positioned to capitalize on the emerging market.
* TeleWest
-  The largest independent provider of cable/telephony service in the world.
- Since our merger with SBC/Cox, we have more customers than the next three providers combined.
-  Nearly 1 out of every 3 homes passed in the UK is a TeleWest home.
-  Built out the network to cover 46% of our franchised area
- Grown the number of subscribers to 374,000 cable customers and approximately 398,000 telephone lines.
* TWE
-  70% of Time Warner subscribers are in clusters of more than 100,000
     - This clustering is critical to maximizing the value of these new services and was a fundamental driver of our original investment in TWE.
-  Serves 32 of the top 50 MSAs
-  Second largest MSO
- Warner Bros. Studio has the largest library of copyright material and is largest producer of theatrical films, TV programs and home_video programming in the world.
-  HBO and Cinemax, combined, reach 27 million homes.
- Strong operating and management controls which allow us to add value the business and should allow our shareholders to receive maximum value from our position.
* MediaOne
-  New brand name for our Atlanta cable properties
-  Serves one of the fast growing cable markets in the country
-  Is 5th largest cable cluster in the country
-  3rd fastest growing metropolitan area
SLIDE
EXPLOITING OPPORTUNITIES NOW
ASSOCIATED THOUGHTS
So we have great cable businesses to exploit these opportunities, and that is exactly what we're doing.
* TeleWest:
* We plan to pass 80% of homes in our franchised area by 1997 and will continue to push telco and cable penetration rates.
* Adding enhanced services as technologies evolves and the market demands
- TeleWest is developing high-speed data connections for Internet and on_line access.
-  Also testing selective interactive applications.
* MediaOne:
Within 12 months of assuming control of the Atlanta properties, we will have:
* Consolidated 12 headends to two;
* Consolidated seven customer service centers into one;
* Implemented a new billing system; and just last week
* Launched our new brand name -  MediaOne.
We received regulatory relief to begin providing telephone service ahead of what we had projected in our business plan.
* Begin offering telephony by end of 1996.
* Plan to upgrade the network to provide telephony service to all customers by end of 1998.
* Time Warner:
* As a result of our involvement with Time Warner Cable, we have launched competitive access services in 12 markets and are in the initial stages of offering switched telephony services in Rochester, New York.
* Already has upgraded more than 30% of its cable network to 750 MHz and will upgrade 85% of the network by 1998.
* More than 65% of TWE subscribers are located in jurisdictions which either have, or are developing, regulatory environments which permit local telephone competition.
* Testing high speed cable modem applications in Elmyra, New York
* As you know, in Orlando TWE leads the industry by 2-3 years in the testing of a switched digital broadband network - the most advanced digital network in the world. While this is still clearly a future thought, it gives us critical information about customer needs and technical integration of highly-advanced services.
SLIDE
U S WEST INTERNATIONAL WILL TAKE THIS CONCEPT TO LOCAL MARKETS WORLDWIDE (LIST OF LOCATIONS)
ASSOCIATED THOUGHTS
We are exploiting these cable-based network opportunities in other international markets where we can capture the benefits of multiple revenue streams.
* Netherlands
- 50% partnership with Phillips
- Fully-built system, with a 97% penetration rate, currently offers 26 basic channels
- Premium channels only have a 4-5% penetration rate
* Malaysia
- Wireline, GSM, and satellite
- Country has 8.7% GDP growth
- 16 lines per 100 people;
* Indonesia
- GDP growth rate of 7.4%
- Telephony penetration is among the lowest in Asia with 1.8 phones per 100 customers.
* The Czech Republic
- Significant telco demand as penetration is only 19 lines per 100 people.
* Japan
- Potential to get 1.9 million homes in densely populated areas
- Can be served inexpensively through aerial cable
- We're getting into the market at a point where we can capture value multiples several times in excess of our cost.
SLIDE
WIRELESS
ASSOCIATED THOUGHTS
Now I would like to discuss our second line of business -  wireless.
(Thoughts about how you view wireless broadly, e.g.:)
* As you know, wireless communication has tremendous growth potential in many areas of the world.
* However, the ability to earn attractive returns is very dependent on the market and industry structure. Consequently, we are very selective where we invest.
When I took responsibility for our domestic cellular business a little over three years ago, we did a comprehensive assessment of the business and concluded:
* Our current performance was subpar
* Long-term value would be threatened by larger competitors that would have both scale and scope advantages.
SLIDE
CELLULAR -  KEY IMPERATIVES
ASSOCIATED THOUGHTS
Based on that analysis we set key objectives for the business.
* Don't yield share (Not one point)
* Capture and retain powerful distribution positions
* Establish low cost positions
* Differentiate on dimensions other than price
SLIDE
NEWVECTOR GROUP IS OUT PERFORMING ITS PEER GROUP IN MANY DIMENSIONS
ASSOCIATED THOUGHTS
This has proven to be a winning strategy. Today, NewVector is out performing its peer group on key dimensions.
For the first six months of 1995:
* Subscriber growth
- NVG -  58%
- Peer group -  45%
* Revenue growth
- NVG -  39%
- Peer group -  29%
* Operating cash flow growth
- NVG -  65%
- Peer group -  27%
* OCF margin
- NVG -  34%
- Peer group -  33%
(Peer group includes AirTouch, BellSouth, Vanguard, Sprint, GTE, LinB)
By all of today's standards, NewVector is on sound operating ground.
SLIDE
TOMCOM STATISTICS AND BENEFIT OF SCALE/SCOPE
ASSOCIATED THOUGHTS
In addition to this significant operational improvement, we have successfully positioned the business to compete on a national basis.
This week we finalized our merger with AirTouch to create the nation's third largest cellular company.
We then joined with Bell Atlantic and NYNEX to create a powerful wireless position.
* Largest incumbent cellular provider in the country.
To further fill in our national wireless footprint, we pursued PCS licenses through a consortium of the same companies.
As a result of successful bidding for these PCS licenses:
* The four_company wireless consortium serves 19 of 20 top wireless markets in the US
* 165 million POPs
This national scale and scope position achieves:
* Scale advantages in purchasing and other scale sensitive operations like billing
It also allows us to differentiate and capture a greater market share through:
* National branding
* National distribution partners
* National roaming
* National accounts
The end result is that we've taken a very attractive asset and ensured its success.
SLIDE
ONE-2-ONE  CHART
ASSOCIATED THOUGHTS
It's a little different in the UK, but we have used a similar formula to build a great business - One-2-One.
* A 50-50 joint venture with Cable and Wireless.
* The world's first commercial PCS operation.
Market characteristics:
* 58 million POPs in a country the size of Idaho
* 9.2 million POPs concentrated in London area
When we launched two years ago:
* The cellular market had less than 3% penetration
* Cellular was not being marketed through mass retail distribution channels
We seized the opportunity to become a strong third wireless provider:
* We developed a dominant retail distribution position
* We introduced innovative marketing
-  Smart Card
-  Bundled voice mail
-  Focused on a new segment of the market
-  An innovative pricing strategy.
* We built the network and business opportunities to support our marketing strategy.
* After only 22 months we have more than 340,000 subscribers
* Capturing nearly 30% of all new mobile sales in our served area
* Having a 19% market share in served markets and almost 7% in the entire UK market.
We're building on these achievements:
* In May, we successfully implemented a 1.50 English Pounds increase per month with little effect on churn and no effect on subscriber growth.
* Last month, announced new pricing plans to reduce the free calling period and free calling exposure.
* Overall revenue per customer is up 3 English Pounds per month on a year over year basis.
* Recently announced a 235 million English Pounds ($365 million US) expansion of its network to provide national coverage by late 1997.
* In addition, we recently announced a 600 million English Pound bank facility to fund the national network buildout. This is the first non-recourse debt financing by a wireless company in the UK. We believe this indicates the debt market's confidence in where this business is going and leverages our equity position while maintaining U S WEST controls.
In addition to One-2-One, we have other great international wireless operations:
* Hungary has 157,000 customers and an annual customer growth rate of more than 100%. Revenues for the operation reached $111 million as of June 30, an annual growth rate of 48%.
* Eurotel has 44,000 customers and an annual customer growth rate of 88%. Revenues were $72 million as of June 30, an annual growth rate of 88%.
SLIDE
CONTENT
ASSOCIATED THOUGHTS
Finally, I'd like to move to our directory and information services business. SLIDE
U S WEST DIRECT HAS LED THE INDUSTRY IN SEVERAL KEY BUSINESS MEASURES...AND CONTINUES TO PRODUCE EXTRAORDINARY FINANCIAL RESULTS
ASSOCIATED THOUGHTS
I don't know if all of you have ever seen this kind of data before, but it is very compelling.
I also want you to keep in mind that as I show you U S WEST's Direct's numbers, that it operates in a very strong industry. The fact that it places at or near the top of many of these categories indicates what an extraordinary producer we have here in Media Group.
* Strong top-line growth (nearly twice the industry);
* High margins (about 50%)
* Low customer turnover (approximately a 90% retention rate)
* It requires very little capital investment (on the order of $20-30 million annually - $6 million YTD and $13 million over the last 12 months).
* Over the past several years the business has proven its resilience to competitive threats and economic cycles. In fact, over the last four years we've been able to constantly grow revenues at a compounded annual growth rate of 6.4% and EBITDA at 7.6% through these competitive attacks and economic cycles.
We believe we can sustain and improve this kind of performance.
SLIDE
VALUE DRIVER CHART
ASSOCIATED THOUGHTS
We understand how value is created in this business and we believe by managing it effectively we can create even more value in the future.
Let me give you some examples of the levers available to do this:
Penetration
Penetration is a measure of the percentage of all potential businesses that purchase advertising in our directory.
* Penetration rate currently is 48%. That means one-half of potential advertisers represent an untapped market.
* We are working on several concepts to increase this penetration. For example, scaling directories into smaller neighborhoods formats. 40% of advertisers in these neighborhood books are new.
* Every 1% increase in penetration generates 10,000 new advertisers, producing over $10 million in incremental revenue.
Revenue per Customer
* Current annual revenue per customer is $1,973. [Note: This is published revenue per local advertiser.]
* An increase of $25 is worth $10 million in EBITDA.
* We are currently working on several product enhancements to increase revenue per customer - knock outs, color, etc.
Price
* Our current prices are more than 35% below the national average.
* We have been able to consistently increase prices.
-  Over the last six months, we have increased prices by 4.5%.
- As recently as 1991 we were able to implement a 7.0% price increase and still grow the base of advertisers.
* Therefore, there is a price opportunity in this business.
Productivity
* There are numerous productivity improvement opportunities.
-  Many of the production processes are manual
- Quantum will automate many of these
-  Sales force productivity tool:  Wild Thing
We don't view alternative media as a threat. We see it as an opportunity - as long as we keep pace with delivery mediums we can continue capturing the value of our market position. For example, we can deliver the directory on a compact disk for approximately 1/2 the cost of printed version.
I should point out, that the value of this business lies not in the medium, but rather in our customer knowledge, and the content and real use of our product.
SLIDE
ENHANCING THE FRANCHISE
ASSOCIATED THOUGHTS
In addition to these moves to strengthen and grow existing businesses, we also are enhancing the franchise by developing new services using new mediums.
Your Value Card
* Database marketing program.
* Market trials in Denver, Omaha, Phoenix.
* Customers receive savings through electronic "coupon."
* Sellers gain valuable insights into their customers' buying habits through demographics collected from electronic "coupon."
* This product is a product that gets used:
- In Denver, for example, 40% of 500,000 households receiving the card use it. This use has generated 1.5 million transactions worth nearly $30 million.
- Even new markets quickly embrace the Value Card. In Phoenix, where we delivered early this month, 12,000 households used the card during the first nine days, generating nearly $500,000 in transactions.
On-line Yellow Pages
* Developing an on-line Yellow Pages that features World Wide Web sites on the Internet for small businesses allowing consumers to dig deeper for information and allowing businesses to keep information on products and promotions up to date.
Q & A
* Advertiser-sponsored audio information service.
* Information on news, sports, weather, guides on health and legal topics, consumer tips.
* Offered in 13 US markets.
* Generating approximately 80,000 calls per month in each major market.
GOtv
* Interactive entertainment services giving customers information on movies, dining and events.
* Announced to offer in Omaha, Orlando
In addition, we're exploring other related electronic services where we can leverage our core strengths.
SLIDE
EXPLOITING WORLDWIDE OPPORTUNITIES
ASSOCIATED THOUGHTS
We are replicating this success in international markets.
Already operating internationally:
* Thompson (UK)
* Polska (Poland)
* Listel (Brazil)
SLIDE
SINGLE OBJECTIVE:  SHAREOWNER WEALTH CREATION
ASSOCIATED THOUGHTS
We believe our strategy and current platform of businesses will create significant shareowner value - as demonstrated by previous success. For example:
* TWE
- $2.5 billion original investment two years ago
- $3.6 billion at Japanese values
- Cable or stock appreciation right (CAR or SAR) or, $130 in management fees, control-position
- Conservatively worth $4 billion today
* TeleWest investment
- $420 million investment
- Current public value of our share is $1.1 billion plus the value of the size of our block and the controls we have.
To ensure we continue creating this level of shareowner wealth we're adopting the principles you see on the chart.
* We're investing only where we have good operating controls and good value leverage.
* We're not in the business to be the biggest in terms of size
- We'll focus on creating the scale and scope necessary to be successful, but...
- ...we're also willing to sell businesses that are underperforming or have reached their full potential
* We're going to be stingy with equity
- Unless we're extremely comfortable with the relative value proposition, we won't issue equity.
* Use appropriate leverage to maximize equity returns
- As we continue to find good investment opportunities we'll use the strength of our balance sheet to prudently seize those opportunities.
- During last eight months, we've captured some very attractive market positions.
* KTA
* Malaysia
* Japan
* Indonesia
SLIDE
FINANCIAL AND OPERATING OBJECTIVES
ASSOCIATED THOUGHTS
We've also set for ourselves some very strict financial goals.
* Grow EBITDA.
* Drive cash-based equity returns well in excess of our cost of equity.
Our operating philosophy is focused on helping ensure we reach these objectives.
* Stretch targets
* Strict accountability
* Compensation anchored in equity performance via options
I want to emphasize that last point. We want our management team's incentives to be perfectly aligned with those of our shareowners.
I believe one of the greatest benefits of targeted stock will be the scrutiny put on management by the shareholders and the ability to directly align management compensation with shareowners.
We will utilize a broad-based stock option program for all management employees.
SLIDE
GREAT BUSINESS, GREAT VALUE
ASSOCIATED THOUGHTS
So, in summary, a strong management team, a strategy designed to create value, great growth businesses, and global growth.

SLIDE WITH MANAGEMENT TEAM LISTED